Exhibit 99.1

Performance and Restricted Share Unit Plan

for Employees of Algonquin Power & Utilities Corp. and its

Participating Affiliates

Adopted with effect from January 1, 2011, as amended March 6, 2014, June 8, 2017, June 4,
2024, March 6, 2025 and June 29, 2026

1.	PREAMBLE AND DEFINITIONS

1.1	Title and Conflict.

The Plan described in this document shall be called the “Performance and Restricted Share Unit Plan for Employees of Algonquin Power & Utilities Corp. and its Participating Affiliates”.

In the event of any conflict or inconsistency between the Plan described in this document and the Award Agreement (as defined below), the terms and conditions of the Award Agreement shall prevail.

The Plan shall be governed and interpreted in accordance with the laws of the Province of Ontario.

1.2	Purpose of the Plan.

The purposes of the Plan are:

(i)	to promote a significant alignment between employees of the Corporation and the participating Affiliates and the growth objectives of the Corporation and the participating Affiliates;

(ii)	to associate a portion of participating employees’ compensation with the performance of the Corporation and its participating Affiliates over the long term; and

(iii)	to attract and retain the critical employees to drive the business success of the Corporation and its participating Affiliates.

1.3	Definitions.

1.3.1	“Account” has the meaning set out in Section 5.1.

1.3.2
“Affiliate” means any corporation, partnership or other entity (i) in which the Corporation, directly or indirectly, has majority ownership interest or (ii) which the Corporation controls. For the purposes of this definition, the Corporation is deemed to “control” such corporation, partnership or other entity if the Corporation possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, partnership or other entity, whether through the ownership of voting securities, by contract or otherwise.

1.3.3
“Applicable Law” means any applicable provision of law, domestic or foreign, including, without limitation, applicable securities and tax legislation, together with all regulations, rules, policy statements, rulings, notices, orders or other instruments promulgated thereunder, and Stock Exchange Rules.

1.3.4
“Award Agreement” means the written or electronic agreement between the Corporation and a Participant under which the terms of an award are established, as contemplated by Section 4.1, together with such schedules, amendments, deletions or changes thereto as are permitted under the Plan.

1.3.5	“Award Date” means the effective date of a grant of PSUs or RSUs, as applicable, to a Participant as stated in the applicable Award Agreement.

1.3.6	“Award PSUs” means the number of PSUs awarded to a Participant in respect of a Performance Period and as stated in the applicable Award Agreement.

1.3.7	“Award RSUs” means the number of RSUs awarded to a Participant as stated in the applicable Award Agreement.

1.3.8
“Award Value” means the value, in dollars, of an award made to a Participant and as stated in the applicable Award Agreement, which is provided under the Plan in the form of PSUs or RSUs, as the case may be.

1.3.9	“Board” means the Board of Directors of the Corporation.

1.3.10	“Change in Control” shall be deemed to have occurred for purposes of this Plan if:

(i)
there is any change in the holding, directly or indirectly, of securities of the Corporation (or the participating Affiliate by which the applicable Participant is employed) or of any voting rights attached to any securities of the Corporation (or the participating Affiliate by which the applicable Participant is employed), as a result of which any corporation or other person, or a group of corporations or persons acting in concert, or corporations or persons associated with or affiliated with any such corporation, person or group within the meaning of the Securities Act (Ontario), would be entitled to cast 50% or more of the votes attached to all shares of the Corporation (or the participating Affiliate by which the applicable Participant is employed) that may be cast to elect directors of the Corporation (or the participating Affiliate by which the applicable Participant is employed), other than a transaction in which holders of the voting shares of the Corporation, or of an Affiliate, as applicable, prior to such transaction continue to control more than fifty percent (50%) of the Corporation’s or Affiliate’s voting power through a new ownership structure on completion of the transaction and provided that, for greater certainty, a Change in Control shall not include any transaction to which the parties consist only of the Corporation and its Affiliates;

(ii)
Incumbent Directors cease to constitute a majority of the Board of the Corporation (for the purposes of this paragraph, an “Incumbent Director” shall mean any member of the Board who is a member of the Board immediately prior to the occurrence of a contested election of directors of the Corporation); or

(iii)
the Board adopts a resolution to the effect that, for the purposes of this Plan, a Change in Control of the Corporation (or the participating Affiliate by which the applicable Participant is employed) has occurred, or that such a Change in Control is imminent, in which case, the date of the Change in Control shall be deemed to be the date specified in such resolution, provided that the Change in Control actually occurs.

1.3.11
“Change in Control Price” means the per Share consideration paid in conjunction with any transaction resulting in a Change in Control (or, if the Board so determines, the cash value of such consideration as determined in good faith by the Board if any part of the consideration is payable other than in cash) or in the event a Change in Control is determined by the Board to arise in connection with an asset sale, the per Share consideration paid for the assets sold pursuant to such Change in Control (or, if the Board so determines, the cash value of such consideration as determined in good faith by the Board if any part of the consideration is payable other than in cash), net of any transaction expenses incurred in connection with such Change in Control to the extent not otherwise reflected in the per Share consideration (or cash value of such consideration as the case may be), plus or minus the residual assets and liabilities of the Corporation, each as determined by the Board in good faith on a per Share basis.

1.3.12
“Committee” means, in relation to Awards to Participants other than members of the Corporation’s executive team, the Senior Management Committee and, in relation to Awards to any member of the Corporation’s executive team, the Board or such committee of the Board which may be designated by the Board as the “Committee” with respect to such Awards.

1.3.13	“Corporation” means Algonquin Power & Utilities Corp. and any successor corporation, whether by amalgamation, merger or otherwise.

1.3.14
“Disability” means a physical or mental incapacity of the Participant that has prevented the Participant from performing the duties customarily assigned to the Participant for one hundred and eighty (180) calendar days, whether or not consecutive, out of any twelve (12) consecutive months and that in the opinion of the Corporation, acting on the basis of advice from a duly qualified medical practitioner, is likely to continue to a similar degree.

1.3.15	“Dividend Equivalent Units” has the meaning set out in Section 5.2.

1.3.16	“Insider” has the meaning ascribed to this term for the purposes of the Stock Exchange rules relating to Securities-Based Compensation Arrangements.

1.3.17
“Market Value” at any date in respect of the Shares means, subject to Section 1.3.11, the volume weighted average trading price of such Shares on the Toronto Stock Exchange or New York Stock Exchange, as selected by the Committee (or, if such Shares are not then listed and posted for trading on the Toronto Stock Exchange or New York Stock Exchange, on such stock exchange on which such Shares are listed and posted for trading as may be selected for such purpose by the Committee), for the five (5) consecutive trading days immediately preceding such date, provided that in the event that such Shares did not trade on any of such trading days, the Market Value shall be the average of the bid and ask prices in respect of such Shares at the close of trading on all of such trading days and provided that in the event that such Shares are not listed and posted for trading on any stock exchange, the Market Value shall be the fair market value of such Shares as determined by the Committee in its sole discretion.

1.3.18
“Participant” means such executive or other employee of the Corporation or any Affiliate as the Committee may designate to receive a grant of PSUs or RSUs under the Plan pursuant to an Award Agreement.

1.3.19	“Performance Adjustment Factor” means the performance adjustment factor (either upwards or downwards) calculated following the end of the Performance Period in accordance with the Award Agreement.

1.3.20
“Performance Criteria” means, in respect of a grant of a PSU, such financial and/or personal performance criteria as may be determined by the Committee in respect of a grant of PSUs to any Employee or Employees and set out in an Award Agreement. Performance Criteria may apply to the Corporation, an Affiliate, the Corporation and its Affiliates as a whole, a business unit of the Corporation or group comprised of the Corporation and one or more Affiliates, either individually, alternatively or in any combination, and measured either in total, incrementally or cumulatively over a specified Performance Period, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparator group.

1.3.21
“Performance Period” means, in respect of a grant of a PSU, the particular designated time period(s) in respect of which the Performance Criteria are assessed and determined to be satisfied by the Committee in order for such PSU to become a Vested PSU as set forth in the Award Agreement applicable to such grant.

1.3.22
“Period of Absence” means, with respect to a Participant, a period of time that lasts for at least ninety (90) days throughout which the Participant is on a leave of absence from the Corporation or an Affiliate that has been approved by the Corporation or Affiliate, as applicable, a Statutory Leave, or is experiencing a Disability.

1.3.23
“Plan” means this Performance and Restricted Share Unit Plan for Employees of Algonquin Power & Utilities Corp. and its Participating Affiliates, including any schedules or appendices hereto, as such may be amended from time to time and as attached to an Award Agreement.

1.3.24
“PSU Balance” in respect of any particular date means the number of PSUs recorded in a Participant’s Account in respect of a particular Performance Period, which shall include the PSU Award plus all Dividend Equivalent Units in respect of such PSUs.

1.3.25
“PSU” means a unit granted to a Participant that is represented by a bookkeeping entry on the books of the Corporation, the value of which on any particular date shall be equal to the Market Value and which generally becomes Vested, if at all, subject to the attainment of certain Performance Criteria and satisfaction of such other conditions to Vesting, if any, as may be determined by the Committee.

1.3.26	“Retirement” means the resignation of a Participant in the following circumstances:

1.3.26.1	the Participant provides at least six (6) months advance notice of resignation;

1.3.26.2
the Participant is at least sixty-five (65) years of age, or at least fifty-five (55) years of age and whose combined age and number of completed years of service as an employee of the Corporation or an Affiliate equal at least seventy (70);

1.3.26.3
at the time the Participant’s employment terminates, (i) the Participant is not entitled to any termination or severance pay under Applicable Law or any plan, program, policy or arrangement of the Corporation or an Affiliate in connection with such termination; and (ii) cause for termination of employment does not exist with respect to the Participant; and

1.3.26.4
during the period between the submission of the Participant’s notice of resignation and the effective date of his or her termination of employment, the Participant works cooperatively with the Corporation and its Affiliates to transition the Participant’s responsibilities to one or more successors as directed by the Corporation or Affiliate, provided such resignation is in relation to a bona fide retirement from employment by the Participant, giving consideration to all relevant factors including whether the Participant is pursuing, or intends to pursue, employment or contracting in a similar capacity with another employer involved in the same industry as the Corporation or an Affiliate, and provided further that the Committee may, in its discretion, determine that a resignation that does not meet the criteria set out in this Section 1.3.26 is to be treated as a Retirement.

1.3.27
“RSU” means a unit granted to a Participant that is represented by a bookkeeping entry on the books of the Corporation, the value of which on any particular date shall be equal to the Market Value and which generally becomes Vested, if at all, following a period of continuous employment of the Participant with the Corporation or an Affiliate.

1.3.28
“RSU Balance” in respect of any particular date means the number of RSUs recorded in a Participant’s Account in respect of a particular Vesting Period, which shall include the RSU Award plus all Dividend Equivalent Units in respect of such RSUs.

1.3.29
“Securities-Based Compensation Arrangement” means a stock option, stock option plan, employee stock purchase or ownership plan or any other compensation or incentive mechanism of the Corporation involving the issuance or potential issuance, from treasury, of Shares or other securities of the Corporation to employees, insiders or service providers, including a share purchase from treasury which is financially assisted by the Corporation by way of a loan, guarantee or otherwise.

1.3.30
“Senior Management Committee” means the Chief Executive Officer of the Corporation and the Chief Financial Officer of the Corporation or, in relation to an Award to a Participant employed by a participating Affiliate, the President of such Affiliate, or such other committee or individuals which may be appointed by the Chief Executive Officer of the Corporation to, among other things, interpret, administer and implement the Plan in relation to Awards to Participants other than the members of the Corporation’s executive team.

1.3.31
“Share” means a common share of the Corporation and such other share as may be substituted for it as a result of amendments to the articles of the Corporation, arrangement, reorganization or otherwise, including any rights that form a part of the common share or substituted share.

1.3.32
“Statutory Leave” means, with respect to a Participant, a period of time throughout which the Participant is on a leave of absence to which he or she is entitled under applicable legislation and following which he or she has the right, pursuant to such legislation, to return to active employment with the Corporation or an Affiliate.

1.3.33
“Stock Exchange” means the Toronto Stock Exchange, or if the Shares are not listed on the Toronto Stock Exchange, such other stock exchange on which the Shares are listed, or if the Shares are not listed on any stock exchange, then on the over-the-counter market.

1.3.34	“Stock Exchange Rules” means the applicable rules of the Stock Exchange.

1.3.35	“Successor Entity” shall have the meaning set out in Section 7.8.1(iii).

1.3.36
“Vested” means the applicable conditions for payment or other settlement in relation to a whole number, or a percentage (which may be more or less than 100%) of the number of Award PSUs or Award RSUs determined by the Committee, (i) have been met; or (ii) have been waived or deemed to be met pursuant to the terms of the Plan or the applicable Award Agreement, and “Vest” or “Vesting” have a corresponding meaning

1.3.37
“Vesting Date” means, with respect to a PSU or RSU, the date on which the applicable conditions for payment or other settlement of such PSU or RSU are met, deemed to have been met or waived as contemplated in Section 1.3.36.

2.	CONSTRUCTION AND INTERPRETATION

2.1	Gender, Singular, Plural. In the Plan, references to the masculine include the feminine; and references to the singular shall include the plural and vice versa, as the context shall require.

2.2
Governing Law. The Plan shall be governed and interpreted in accordance with the laws of the Province of Ontario and any actions, proceedings or claims in any way pertaining to the Plan shall be commenced in the courts of the Province of Ontario.

2.3
Severability. If any provision or part of the Plan is determined to be void or unenforceable in whole or in part, such determination shall not affect the validity or enforcement of any other provision or part thereof.

2.4
Headings, Sections. Headings wherever used herein are for reference purposes only and do not limit or extend the meaning of the provisions herein contained. A reference to a section or schedule shall, except where expressly stated otherwise, mean a section or schedule of the Plan, as applicable.

3.	EFFECTIVE DATE AND EMPLOYMENT RIGHTS

3.1
Effective Date. The Corporation established the Plan effective January 1, 2011. The Plan was subsequently amended and restated effective March 6, 2014, June 8, 2017, June 4, 2024, March 6, 2025 and is further amended and restated as set forth herein effective June 29, 2026.

3.2
No Employment Rights. Nothing contained in the Plan shall be deemed to give any person the right to be retained as an employee of the Corporation or of an Affiliate. Further, any determination hereunder of the date on which a Participant terminates or ceases employment, for any reason, including by reason of resignation, death, frustration of contract, termination for cause, termination without cause or constructive dismissal, and whether such termination or cessation of employment is lawful or unlawful, will be made without giving effect to any pay in lieu of notice (paid by way of lump sum or salary continuance), benefits continuance or other termination-related payments or benefits to which the Participant may be entitled pursuant to the common law or otherwise, except as may be expressly required by applicable employment standards legislation. A Participant shall have no right to receive any Shares or compensation, damages or other payments with respect to any RSUs or PSUs that have not Vested or which are otherwise forfeited or cancelled hereunder (whether or not related or attributable to any notice period or termination entitlements) and the Participant waives any claim or demand in relation thereto, subject only to the express requirements of applicable employment standards legislation.

4.	PSU AND RSU GRANTS AND PERFORMANCE PERIODS

4.1	Awards of PSUs and RSUs. The Plan shall be administered by the Committee.

The Committee shall have the authority in its sole and absolute discretion to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan subject to and not inconsistent with the express provisions of this Plan, including, without limitation, the authority to:

4.1.1	determine the Award Value for each award under an Award Agreement;

4.1.2	make grants of PSUs and RSUs in respect of any award under an Award Agreement;

4.1.3	determine the Award Date for grants of PSUs and RSUs, if not the date on which the Committee determines to make such grants under an Award Agreement;

4.1.4	determine the Participants to whom, and the time or times at which, awards shall be made and PSUs and RSUs shall be granted under an Award Agreement;

4.1.5	approve or authorize the applicable form and terms of the related Award Agreements;

4.1.6
determine the terms and conditions of awards, and grants of PSUs and RSUs in respect thereof, to any Participant, including, without limitation the following, (A) the number of PSUs and RSUs to be granted; (B) the Performance Period(s) applicable to PSUs; (C) the Performance Criteria applicable to PSUs and any other conditions to the Vesting of any PSUs and RSUs granted hereunder; (D) the conditions, if any, upon which Vesting of any PSUs or RSUs will be waived or accelerated without any further action by the Committee; (E) the extent to which the Performance Criteria must be achieved in order for any PSUs to become Vested PSUs and the multiplier, if any, that will be applied to determine the number of PSUs that become Vested PSUs having regard to the achievement of the Performance Criteria; (F) the circumstances in which a PSU or RSU shall be forfeited, cancelled or expire; (G) the consequences of a termination of employment with respect to a PSU or RSU; (H) the manner of settlement of Vested PSUs and Vested RSUs, including whether particular Vested PSUs or Vested RSUs will be settled in cash, Shares issued from treasury or Shares bought on the open market; and (I) whether and the terms upon which any Shares delivered upon settlement of a PSU or RSU must continue to be held by a Participant for any specified period;

4.1.7
determine whether and the extent to which any Performance Criteria applicable to the Vesting of a PSU or other conditions applicable to the Vesting of a PSU or RSU have been satisfied or shall be waived or modified;

4.1.8
amend the terms of any outstanding Award Agreement provided, however, that no such amendment, shall be made at any time to the extent such action would materially adversely affect the existing rights of a Participant with respect to any then outstanding PSU or RSU related to such Award Agreement without his or her consent in writing and provided further, however, that the Committee may amend the terms of an Award Agreement without the consent of the Participant if complying with Applicable Law;

4.1.9	determine whether, and the extent to which, adjustments shall be made pursuant to Section 5.3 and the terms of any such adjustments;

4.1.10	interpret the Plan and Award Agreements;

4.1.11	prescribe, amend and rescind such rules and regulations and make all determinations necessary or desirable for the administration and interpretation of the Plan and Award Agreements;

4.1.12	determine the terms and provisions of Award Agreements (which need not be identical) entered into in respect of awards hereunder; and

4.1.13	make all other determinations deemed necessary or advisable for the administration of the Plan.

4.2	Eligibility and Award Determination.

4.2.1
In determining the Participants to whom awards may be made and the Award Value (and accordingly the number of PSUs and RSUs to be granted) for each award (subject, in the case of PSUs, to adjustment based on achievement of Performance Criteria), the Committee may take into account such factors as it shall determine in its sole and absolute discretion.

4.2.2
The PSUs granted to a Participant for a Performance Period shall be determined by dividing the Award Value determined for the Participant for such Performance Period by the Market Value as at the Award Date, rounded down to the next whole number.

4.2.3
The RSUs granted to a Participant shall be determined by dividing the Award Value of an award to be provided to the Participant in the form of RSUs by the Market Value as at the Award Date, rounded down to the next whole number.

4.2.4
For greater certainty and without limiting the discretion conferred on the Committee pursuant to this Section, the Committee’s decision to approve a grant of PSUs in any Performance Period, or any grant of RSUs shall not entitle any Participant to an award of PSUs in respect of any other Performance Period or any future grant of RSUs; nor shall the Committee’s decision with respect to the size or terms and conditions of an award require it to approve an award of the same or similar size or with the same or similar terms and conditions to any Participant at any other time. No Participant has any claim or right to receive an award or any PSUs or RSUs.

4.2.5
An Award Agreement shall set forth, among other things, the following: the Award Date of the award evidenced thereby; the number of PSUs or RSUs, as applicable, granted in respect of such award; the Performance Criteria applicable to PSUs and any other conditions to the Vesting of the PSUs or RSUs, as applicable; in the case of PSUs, the applicable Performance Period; and may specify such other terms and conditions as the Committee shall determine or as shall be required under any other provision of the Plan. The Committee may include in an Award Agreement terms or conditions pertaining to confidentiality of information relating to the Corporation’s operations or businesses which must be complied with by a Participant including as a condition of the grant or Vesting of PSUs or RSUs.

4.3
PSUs and RSUs. Each whole PSU and RSU will give a Participant the right to receive either a Share or a cash payment as determined by the Committee, in an amount determined in accordance with the terms of the Plan and the applicable Award Agreement. For greater certainty, a Participant shall have no right to receive Shares or a cash payment with respect to any PSUs or RSUs that do not become Vested PSUs or RSUs, as the case may be, under Article 7.

4.4
Clawback. Notwithstanding anything in the Plan to the contrary, but subject to the terms of any Award Agreement or any written employment agreement between the Participant and the Corporation or any Affiliate, all PSUs and RSUs granted under the Plan, any Shares issued or payments made under the Plan and any gains realized upon settlement of a PSU or an RSU shall be subject to clawback or recoupment as permitted or mandated by Applicable Law or any policy as enacted, adopted or modified from time to time by the Corporation or an Affiliate.

5.	ACCOUNTS, DIVIDEND EQUIVALENTS AND REORGANIZATION

5.1
Account. An account (“Account”) shall be maintained by the Corporation for each award made to each Participant pursuant to an Award Agreement and which will be credited with an opening balance equal to the Award PSUs and/or Award RSUs granted pursuant to such Award Agreement. PSUs or RSUs that fail to vest pursuant to Article 7, or that are paid out to the Participant or his legal representative, shall be cancelled and shall cease to be recorded in the Participant’s Account as of the date on which such PSUs or RSUs, as applicable, are forfeited or cancelled under the Plan or are paid out, as the case may be.

5.2
Dividend Equivalent Units. Whenever cash dividends are paid on the Shares during the period from the Award Date under the Award Agreement to the date of settlement of the PSUs or RSUs granted thereunder, additional PSUs or RSUs, as applicable, will be credited to the Participant’s Account in accordance with this Section 5.2 (“Dividend Equivalent Units”). The number of such additional PSUs or RSUs to be credited to the Participant’s Account in respect of any particular dividend paid on the Shares will be calculated by dividing (i) the amount of the cash dividend that would have been paid to the Participant if each of the PSUs and RSUs recorded in the Participant’s Account as at the record date for the cash dividend had been Shares by (ii) the Market Value on the date on which the dividend is paid on the Shares. Dividend Equivalent Units shall be Vested to the same extent and paid at the same time as the PSUs or RSUs, as applicable, to which they relate and shall be considered to be designated as payable in Shares or in cash as the related PSUs or RSUs in the Participant’s Account are so designated.

5.3
Adjustments. In the event of any stock dividend, stock split, combination or exchange of shares, capital reorganization, consolidation, spin-off or other distribution (other than normal cash dividends) of the Corporation’s assets to shareholders, or any other similar changes affecting the Shares, proportionate adjustments to reflect such change or changes shall be made with respect to the number of PSUs and RSUs outstanding under the Plan, or securities into which the Shares are changed or are convertible or exchangeable and as may be substituted for Shares under this Plan, on a basis proportionate to the number of PSUs and RSUs in the Participant’s Account or some other appropriate basis, all as determined by the Committee in its sole discretion.

6.	FUNDING OF AWARDS BY SHARE PURCHASES OR ISSUANCES

6.1	Maximum Number of Shares Issuable from Treasury. The maximum number of Shares that are issuable under the Plan to pay awards under the Plan shall be an aggregate of 29,000,000 Shares.

6.2
Purchases of Shares on Open Market. Shares may be purchased to satisfy the settlement of Vested PSUs and Vested RSUs pursuant to the Plan by a trustee appointed by the Corporation for this purpose or by a broker designated by the Corporation who is independent of the Corporation in accordance with Stock Exchange Rules. Shares purchased pursuant to this Section 6.2 shall be purchased on the open market at prevailing market prices with amounts contributed by the Corporation or an Affiliate. The designation of a Trustee or broker may be changed from time to time.

6.3
Issuances of Shares from Treasury. Any issuances of Shares from treasury to pay awards as contemplated by Section 7.4 shall be issued at a price per Share equal to the Market Value on the date of issuance.

6.4	Insider Participation Limit. Awards under the Plan shall not be paid in Shares issued from treasury if, at the time of such issuance, such issuance could result, at any time, in:

6.4.1
the number of Shares reserved for issuance to Insiders under the Plan, together with Shares reserved for issuance to Insiders under all other Securities-Based Compensation Arrangements, exceeding 10% of the issued and outstanding Shares; or

6.4.2
the issuance to Insiders, within a one year period, of a number of Shares under the Plan, together with Shares that may be issued to Insiders under all other Securities-Based Compensation Arrangements, exceeding 10% of the issued and outstanding Shares.

7.	VESTING AND PAYMENT OF AWARDS

7.1
Vesting of PSUs. On the last day of the Performance Period, subject to Section 7.8, the PSUs represented by the PSU Balance as at such date shall vest, with the number of Vested PSUs being equal to the PSU Balance as at such date multiplied by the Performance Adjustment Factor as determined by the Committee in accordance with the Award Agreement. For certainty, in the event the Performance Adjustment Factor is equal to zero, no PSUs will vest. Except where the context requires otherwise, each PSU which vests pursuant to this Article 7 and each Dividend Equivalent Unit credited in respect of such PSUs after the end of the Performance Period shall be referred to herein as a Vested PSU. PSUs which do not become Vested PSUs in accordance with this Article 7 shall be forfeited by the Participant and the Participant will have no further right, title or interest in such PSUs, or for compensation or damages in respect of such forfeiture and the Participant waives any claim or demand in relation thereto, subject only to the express requirements of applicable employment standards legislation.

7.2
Performance Criteria. The PSUs granted to a Participant under an Award Agreement and Section 4.1 (and the related Dividend Equivalent Units credited on or before the end of the Performance Period specified in the Award Agreement) shall become Vested PSUs only upon the Committee’s determination with respect to the Performance Adjustment Factor in accordance with the Award Agreement applicable to such PSUs or have been waived in accordance with Section 4.1.7.

7.3
Vesting of RSUs. Upon the Vesting Date(s) specified in the applicable Award Agreement, the RSUs comprising a Participants RSU Balance shall Vest in such proportion as is may be determined in accordance with such Award Agreement. Except where the context requires otherwise, each RSU which vests pursuant to Article 7 and each Dividend Equivalent Unit credited in respect of such RSU after its Vesting Date shall be referred to herein as a Vested RSU. RSUs which do not become Vested RSUs in accordance with this Article 7 shall be forfeited by the Participant and the Participant will have no further right, title or interest in such RSUs, or for compensation or damages in respect of such forfeiture and the Participant waives any claim or demand in relation thereto, subject only to the express requirements of applicable employment standards legislation.

7.4
Payment in Shares. In the event that a Participant’s Vested PSUs or Vested RSUs have been designated by the Committee for settlement in Shares, the Participant or his legal representative, as applicable, shall receive a number of Shares equal to the number of Vested PSUs or Vested RSUs, as the case may be, credited to the Participant’s Account on the date fixed by the Committee for the delivery of the Shares in respect of such Vested PSUs or Vested RSUs (rounded down to the nearest whole number of Shares). Subject to Section 10.10, in the event that such Vested PSUs or Vested RSUs have been designated by the Committee for settlement by way of issuance of Shares from treasury, such Shares shall be distributed to the Participant or his legal representative, as applicable, at such time or times as may be determined in accordance with such Award Agreement. Subject to Section 10.10, in the event that such Vested PSUs or Vested RSUs have been designated by the Committee for settlement by way of the delivery of Shares bought on the open market, such Shares shall be delivered no later than the earlier of (i) the date that is six (6) months following the last day of the Performance Period (or, in the event Vested RSUs are being settled in connection with the Participant’s death, no later than six (6) months following the Participant’s death); or (ii) December 31 of the third year following the year in which the Participant performed the services to which the Vested PSUs or Vested RSUs relate.

7.5	Payment in Cash.

7.5.1
In the event that a Participant’s Vested PSUs or Vested RSUs have not been designated by the Committee for settlement in Shares, the Participant or his legal representative, as applicable, shall receive a cash payment equal to: (i) in the case of PSUs, the Market Value determined as of the last day of the Performance Period multiplied by the number of Vested PSUs credited to his PSU Account as of the last day of such Performance Period, (rounded down to the nearest whole number of PSUs); and (ii) in the case of RSUs, the Market Value determined as of the Vesting Date of such RSUs multiplied by the number of Vested RSUs credited to his Account as of the Vesting Date (rounded down to the nearest whole number of RSUs). Subject to Section 10.10, the cash payment shall be made to the Participant or his legal representative, as applicable, in a single lump sum no later than the earlier of (i) the date that is six (6) months following the last day of the Performance Period (or, in the event Vested RSUs are being settled in connection with the Participant’s death, no later than six (6) months following the Participant’s date of death); or (ii) December 31 of the third year following the year in which the Participant performed the services to which the Vested PSUs or Vested RSUs relate.

7.6	Death, Period of Absence.

7.6.1
Death. Where the employment of a Participant terminates during a Performance Period in the case of PSUs or prior to a Vesting Date in the case of RSUs by reason of the Participant’s death: (i) the PSUs credited to the Participant’s Account as at December 31 of the year immediately preceding the Participant’s date of death shall continue to be eligible to become Vested PSUs in accordance with Sections 7.1 and 7.2; and (ii) the RSUs credited to the Participant’s Account as at December 31 of the year immediately preceding the Participant’s date of death shall Vest as of the Participant`s date of death. The Participant shall be entitled to receive cash or Shares (or a combination thereof), as specified by the Committee, determined in accordance with Sections 7.4 or 7.5. For greater clarity, the number of Vested PSUs used to calculate the value of the payment shall equal the number of Vested PSUs determined in accordance with Sections 7.1 and 7.2 as at December 31 of the year immediately preceding the Participant’s date of death.

7.6.2
Period of Absence. In the event of a Participant’s Period of Absence during a Performance Period for PSUs or prior to a Vesting Date for RSUs and subject to this Section 7.6.2 and Section 7.6.4, PSUs and RSUs credited to the Participant’s Account immediately prior to the commencement of such Period of Absence (and any related Dividend Equivalent Units) shall continue to be eligible to become Vested in accordance with the provisions of Sections 7.1 and 7.2 and the Participant shall be entitled to receive cash or Shares (or a combination thereof), as specified by the Committee in respect of such Vested PSUs and Vested RSUs determined in accordance with Section 7.4 or 7.5, as applicable, except that the number of Vested PSUs and Vested RSUs used to calculate the value of the payment shall equal the number of Vested PSUs or Vested RSUs, as applicable determined in accordance with Section 7.1 and 7.2 multiplied by a fraction, the numerator of which equals the number of whole and partial months in the Performance Period for which the Participant actively performed services for the Corporation or an Affiliate and the denominator of which equals the number of whole and partial months in the Performance Period; in the case of PSUs, or in the period from the Award Date to the Vesting Date of such RSUs.

7.6.3
For greater clarity, no additional PSUs or RSUs (whether pursuant to Section 4.1 or in the form of Dividend Equivalent Units) shall be granted to a Participant following his or her date of death or during his or her Period of Absence, including following his or her date of Disability.

7.6.4
Notwithstanding Section 7.6.2, where a Participant experiences a Period of Absence that extends beyond the end of a Performance Period for PSUs or a Vesting Date for RSUs and fails to return to active full-time employment with the Corporation or an Affiliate within one hundred and eighty (180) days following the end of such Performance Period or such Vesting Date, no portion of the PSUs subject to such Performance Period or RSUs that would otherwise Vest on such Vesting Date shall Vest and the Participant shall receive no payment or other compensation in respect of such PSUs or RSUs or loss thereof, on account of damages or otherwise.

7.7
Other Terminations of Employment. Except as otherwise provided in the Award Agreement governing the grant of PSUs or RSUs to a Participant or a written employment or other agreement between the Participant and the Corporation or any Affiliate, in the event that, during a Performance Period with respect to PSUs or prior to a Vesting Date with respect to RSUs, (i) the Participant’s employment is terminated by the Corporation or an Affiliate of the Corporation for any reason, including a termination for or without cause, as a result of a constructive dismissal or the frustration of the Participant’s employment agreement (and whether such termination is lawful or unlawful) or (ii) a Participant voluntarily terminates his employment with the Corporation or an Affiliate of the Corporation, except in connection with a Retirement to which Section 7.8 applies, no portion of the PSUs subject to such Performance Period or RSUs that would otherwise Vest on such Vesting Date shall Vest and the Participant shall receive no payment or other compensation in respect of such PSUs or RSUs or loss thereof, on account of damages or otherwise (whether or not related or attributable to any notice period or termination entitlements) and the Participant waives any claim or demand in relation thereto, subject only to the express requirements of applicable employment standards legislation; provided that any Vested PSUs and Vested RSUs will be settled in accordance with Sections 7.4 and 7.5.

7.8
Retirement. In the event of a Participant’s Retirement, outstanding PSUs credited to the Participant’s Account that have not Vested prior to the commencement of the Participant’s Retirement, (and any related Dividend Equivalent Units) shall continue to be eligible to become Vested in accordance with the provisions of Sections 7.1, subject to such conditions as the Committee may specify, including, without limitation but subject to Applicable Law, conditions restricting the Participant from competing with the Corporation or an Affiliate or soliciting the Corporation’s or Affiliates customers or employees and provided that the number of PSUs that may become Vested under this Section 7.8 shall equal the number of Vested PSUs determined in accordance with Section 7.1 multiplied by a fraction, the numerator of which equals the number of whole and partial months in the Performance Period for which the Participant actively performed services for the Corporation or an Affiliate prior to Retirement and the denominator of which equals the number of whole and partial months in the Performance Period. The Participant shall be entitled to receive cash or Shares (or a combination thereof), in accordance with Section 7.4 or 7.5, as applicable, as specified by the Committee in respect of PSUs that Vest pursuant to this Section 7.8. For greater certainty, the Committee may prescribe the conditions applicable to such continued vesting in the Award Agreements governing the PSUs or in a notice or agreement provided to the Participant on or prior to his or her Retirement. For greater clarity, no additional Award PSUs shall be granted to a Participant following his or her Retirement but Dividend Equivalent Units will continue to be credited to the Participant’s Account in accordance with Section 5.2.

7.9	Change in Control.

7.9.1
Unless otherwise determined by the Committee or otherwise provided in a written agreement between the Corporation and a Participant, the occurrence of a Change in Control will not result in the Vesting of PSUs or RSUs that have not previously Vested, provided that:

(i)	such PSUs and RSUs that have not previously Vested will continue to Vest in accordance with the Plan and the Award Agreement;

(ii)
in the case of PSUs, the Performance Adjustment Factor for fiscal years of the Corporation or other relevant periods, as determined  in  accordance  with  the  Award Agreement for such PSUs, completed prior to the date of the Change in Control shall be based on the actual performance achieved to the date of the Change in Control and the Performance Adjustment Factor for periods following the date of the Change in Control shall be deemed to be 100%; and

(iii)
an entity that directly or indirectly acquires control of the Corporation (or the Affiliate that employs or immediately prior to Retirement employed, the Participant, as applicable) or otherwise becomes a successor to Algonquin Power & Utilities Corp. (or the Affiliate that employs, or immediately prior to Retirement employed, the Participant, as applicable) (a “Successor Entity”) agrees to assume the obligations of the Corporation in respect of the Participant’s unvested RSUs and PSUs.

7.9.2
Unless determined otherwise by the Committee or pursuant to the terms of a written agreement between the Corporation or a Successor Entity and the Participant, where a Participant’s employment terminates following a Change in Control, the provisions of Section 7.6.1, Section 7.7 or Section 7.8, as the case may be, shall apply.

7.9.3
Subject to the provisions of Section 7.9.4 or as otherwise provided in the Award Agreement, in the event of a Change in Control, the Committee shall have the discretion to unilaterally determine that all outstanding Awards shall be cancelled upon a Change in Control, and that the value of such Awards, as determined by the Committee in accordance with the terms of the Plan and the Award Agreements, shall be paid out in cash in an amount based on the Change in Control Price within a reasonable time subsequent to the Change in Control.

7.9.4
Notwithstanding Section 7.9.3, no cancellation, acceleration of vesting, lapsing of restrictions, payment of an Award, cash settlement or other payment shall occur with respect to any Award if the Committee reasonably determines in good faith prior to the occurrence of a Change in Control that such Award shall be honored or assumed, or new rights substituted therefor (with such honored, assumed or substituted Award hereinafter referred to as an “Alternative Award”) by any Successor Entity; provided, however, that any such Alternative Award must:

(i)	be based on stock which is traded on the Toronto Stock Exchange and/or an established U.S. securities market;

(ii)
provide such Participant with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Award, including, but not limited to, an identical or better Vesting conditions (including Vesting upon termination of employment) and identical or better timing and methods of payment;

(iii)	recognize, for the purpose of Vesting provisions, the time that the Award was held prior to the Change in Control; and

(iv)	have substantially equivalent economic value to such Award (determined immediately prior to the time of the Change in Control).

8.	CURRENCY

8.1	Currency. All references in the Plan to currency refer to lawful Canadian or United States currency as indicated.

9.	SHAREHOLDER RIGHTS

9.1
No Rights to Shares. PSUs and RSUs are not Shares and neither the grant of PSUs or RSUs nor the fact that Shares may be provided by the Corporation in satisfaction of Vested PSUs or Vested RSUs will entitle a Participant to any shareholder rights, including, without limitation, voting rights, dividend entitlement or rights on liquidation.

10.	ADMINISTRATION

10.1	Committee. Unless otherwise determined by the Board, the Plan shall be administered by the Committee.

10.2
Delegation and Administration. The Committee may delegate to any one or more directors, officers or employees of the Corporation and/or its participating Affiliates such duties and powers relating to the Plan as it may see fit. The Committee may, in its discretion, delegate such of its powers, rights and duties under the Plan, in whole or in part, to any committee or any one or more directors, officers or employees of the Corporation and/or its participating Affiliates as it may determine from time to time, on terms and conditions as it may determine, except the

Committee shall not, and shall not be permitted to, delegate any such powers, rights or duties to the extent such delegation is not consistent with Applicable Law.

10.3
Effects of Committee’s Decision. Any interpretation, rule, regulation, determination or other act of the Committee hereunder shall be made in its sole discretion and shall be conclusively binding upon all persons.

10.4
Liability Limitation. No member of the Committee, the Board or any officer, director or employee of the Corporation or any Affiliate shall be liable for any action or determination made in good faith pursuant to the Plan or any Award Agreement under the Plan. To the fullest extent permitted by law, the Corporation and its Affiliates shall indemnify and save harmless each person made, or threatened to be made, a party to any action or proceeding in respect of the Plan by reason of the fact that such person is or was a member of the Committee or the Board or is or was an officer, director or employee of the Corporation or an Affiliate.

10.5
Compliance with Laws and Policies. The Corporation’s issuance of any PSUs and RSUs and its obligation to make any payments or discretion to provide any Shares hereunder is subject to compliance with Applicable Law. Each Participant shall acknowledge and agree (and shall be conclusively deemed to have so acknowledged and agreed by participating in the Plan) that the Participant will, at all times, act in strict compliance with Applicable Law and all other laws and any policies of the Corporation applicable to the Participant in connection with the Plan including, without limitation, furnishing to the Corporation all information and undertakings as may be required to permit compliance with Applicable Law. Such laws, regulations, rules and policies shall include, without limitation, those governing “insiders” or “reporting issuers” as those terms are construed for the purposes of Applicable Laws.

10.6
Withholdings. So as to ensure that the Corporation or an Affiliate, as applicable, will be able to comply with the applicable provisions of any federal, provincial, state or local law relating to the withholding of tax or other required deductions, the Corporation, or an Affiliate may withhold or cause to be withheld from any amount payable to a Participant, either under this Plan, or otherwise, such amount, or may require the sale of such number of Shares, as may be necessary to permit the Corporation or the Affiliate, as applicable, to so comply. The Corporation and any Affiliate may also satisfy any liability for any such withholding obligations, on such terms and conditions as the Corporation may determine in its sole discretion, by (a) selling on such Participant’s behalf, or requiring such Participant to sell, any Shares, and retaining any amount payable which would otherwise be provided or paid to such Participant in connection with any such sale, or (b) requiring, as a condition to the delivery of Shares hereunder, that such Participant make such arrangements as the Corporation may require so that the Corporation and its Affiliates can satisfy such withholding obligations, including requiring such Participant to remit an amount to the Corporation or an Affiliate in advance, or reimburse the Corporation or any Affiliate for, any such withholding obligations.

10.7
No Additional Rights. Neither designation of an employee as a Participant nor the establishment of an Award Value for or grant of any PSUs or RSUs to any Participant entitles any person to the establishment of an Award Value, grant, or any additional grant, as the case may be, of any PSUs or RSUs under the Plan.

10.8	Amendment, Termination. The Plan may be amended or terminated at any time by the Committee in whole or in part, without shareholder approval, provided that:

10.8.1
no amendment of the Plan shall, without the consent of the Participants affected by the amendment, or unless required by Applicable Law, adversely affect the rights accrued to such Participants with respect to PSUs or RSUs granted prior to the date of the amendment;

10.8.2	no amendment of the Plan shall be effective unless such amendment is approved by the Stock Exchange; and

10.8.3	approval by a majority of the votes cast by shareholders present and voting in person or by proxy at a meeting of shareholders of the Corporation shall be obtained for any:

10.8.3.1	amendment for which, under the requirements of any applicable law, shareholder approval is required;

10.8.3.2	reduction of the purchase price of Shares issued or purchased to pay awards granted under the Plan or the cancellation and reissuance of awards under the Plan;

10.8.3.3	extension of the term of an award under the Plan beyond the original expiry date of the award;

10.8.3.4	any amendment to remove or exceed the insider participation limit set out in Section 6.4;

10.8.3.5	an increase to the maximum number of Shares issuable from treasury under the Plan;

10.8.3.6	amendments to eligible Participants that may permit the introduction of non-employee directors on a discretionary basis;

10.8.3.7	allowance of awards granted under the Plan to be transferable or assignable other than for estate settlement purposes; or

10.8.3.8	amendment to this Section 10.8.

10.9
Administration Costs. The Corporation will be responsible for all costs relating to the administration of the Plan. For greater certainty and unless otherwise determined by the Committee, a Participant shall be responsible for brokerage fees and other administration or transaction costs relating to the transfer, sale or other disposition of Shares on behalf of the Participant that have been previously distributed to or provided to the Participant pursuant to the Plan.

10.10
Compliance with Section 409A of the U.S. Internal Revenue Code. Notwithstanding any provision in this Plan or an Award Agreement to the contrary, to the extent a Participant is subject to taxation under the U.S. Internal Revenue Code of 1986, as amended (the “U.S. Tax Code”), then any PSUs and RSUs awarded to such Participant shall be interpreted and administered so that any amount payable with respect to such awards shall be paid in a manner that is either exempt from or compliant with the requirements of Section 409A of the U.S. Tax Code and the applicable regulatory and other guidance issued thereunder (“Section 409A”). In furtherance of the foregoing, and notwithstanding Section 7.4 or 7.5 to the contrary, if any PSU or RSU awarded under this Plan would constitute non-exempt “deferred compensation” for purposes of Section 409A, then payment shall be made to the Participant or his legal representative, as applicable, in a single lump sum, less any applicable statutory withholdings or deductions, either (1) during the immediately following calendar year if the last day of the Performance Period or the Vesting Date, as applicable, is December 31, or (2) if (1) does not apply, no later than 90 days following the last day of the Performance Period or Vesting Date, as applicable (or, in the event of the Participant’s death, no later than 90 days following the date of the Participant’s death), provided that the Participant does not have a right to designate the year of the payment. Neither the Committee, the Corporation nor its directors, officers or employees make any representations or warranties regarding the tax treatment of any payments under the Plan and none of them shall be held liable for any taxes, interest, penalties or other monetary amounts owed by a Participant as a result of the application of Section 409A.

11.	ASSIGNMENT

11.1	Assignment. The assignment or transfer of the PSUs or RSUs, or any other benefits under this Plan, shall not be permitted, other than by operation of law.